EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.

We consent to the incorporation by reference in the Registration Statement Numbers 33-99554, 333-49606, 333-72684, 333-126820, 333-131527, 333-147262, 333-161452, and 333-170534 on Form S-8 and Number 333-182918 on Form S-3 of The Estée Lauder Companies Inc. and subsidiaries (“the Company”) of our reports dated August 17, 2012 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2012 and 2011, and all related consolidated statements of earnings, equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2012, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2012, which reports appear in the annual report on Form 10-K for the fiscal year ended June 30, 2012 of The Estée Lauder Companies Inc. and subsidiaries.

Our report refers to a change in the Company’s methods of accounting for business combinations and non-controlling interests in the year ended 2010.

/s/ KPMG LLP

New York, New York
August 17, 2012